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                                                                    Exhibit 5.1


                        [LETTERHEAD OF LATHAM & WATKINS]


                               September 18, 1998



Birch Telecom, Inc.
1004 Baltimore Ave., Suite 900
Kansas City, Missouri  64105



         Re:      Registration Statement on Form S-4
                  Birch Telecom, Inc.
                  File No. 333-62797



Ladies and Gentlemen:


         In connection with the registration of $115,000,000 in aggregate principal amount of its 14% Senior Notes due 2008 (the "New Notes") by Birch Telecom, Inc., a company incorporated under the laws of the State of Delaware (the "Company"), pursuant to a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on September 3, 1998 (File No. 333-62797), you have requested our opinion with respect to the matters set forth below. The New Notes will be issued pursuant to an indenture (the "Indenture"), dated as of June 23, 1998, among the Company and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"). The New Notes will be issued in exchange for the Company's outstanding 14% Senior Notes due 2008 (the "Old Notes") on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto (the "Exchange Offer").

In our capacity as your special counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we
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LATHAM & WATKINS

September 18, 1998
Page 2


have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others.

         We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of New York and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

         Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

         When the New Notes to be exchanged for the Old Notes pursuant to the Exchange Offer have been duly executed, issued and authenticated in accordance with the terms of the Exchange Offer and the Indenture, the New Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         The opinion rendered in the forgoing paragraph relating to the enforceability of the New Notes is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 4.06 of the Indenture; and (iv) we express no opinion with respect to whether acceleration of the New Notes may affect the collectibility of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

         To the extent that the obligations of the Company under the Indenture and the New Notes may be dependent upon such matters, we have assumed for purposes of this opinion that (i) each of the Company and the Trustee (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite organizational and legal power and authority to perform its obligations under the Indenture; (c) is duly qualified to engage in the activities contemplated by the Indenture; and (d) has duly authorized, executed and delivered the Indenture; (ii) the Indenture is the legally valid and binding agreement of the Trustee, enforceable against the Trustee in accordance with its terms; and (iii) that the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations. We have also assumed, with your consent, that the choice of law provisions in the Indenture would be enforced by any court in which enforcement thereof might be sought.

         We have not been requested to express and, with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the New Notes of Sections 547 and 548 of the Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor & Creditor Law) relating to preferences and fraudulent transfers and obligations.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                             Very truly yours,

                                             /s/ Latham & Watkins